Registration No. 333-

As filed with the Securities and Exchange Commission on June 12, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TARGET CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0215170
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

1000 Nicollet Mall
Minneapolis, Minnesota	55403-2467
(Address of principal executive offices)	(Zip code)

TARGET CORPORATION DDCP (2013 PLAN STATEMENT)
TARGET CORPORATION EDCP (2017 PLAN STATEMENT)
TARGET CORPORATION OFFICER EDCP (2017 PLAN STATEMENT)
(Full title of the plan)

Michael J. Fiddelke

Executive Vice President and

Chief Financial Officer

Target Corporation

1000 Nicollet Mall

Minneapolis, Minnesota 55403-2467

(Name and address of agent for service)

(612) 304-6073
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Deferred Compensation Obligations(1)(2)	$200,000,000	100%	$200,000,000	$25,960.00

(1)   The Deferred Compensation Obligations are unsecured obligations of Target Corporation to pay deferred compensation in the future in accordance with the terms and conditions of the Target Corporation DDCP (2013 Plan Statement), the Target Corporation EDCP (2017 Plan Statement) and the Target Corporation Officer EDCP (2017 Plan Statement) (collectively, the “Plans”).

(2)   The Deferred Compensation Obligations being registered relate to an additional $200,000,000 of Deferred Compensation Obligations, for which $52,000,000, $80,000,000, $400,000,000 and 220,000,000 of Deferred Compensation Obligations have previously been registered pursuant to Registration Statement Nos. 333-30311, 333-75782, 333-112260 and 333-131082, respectively.

(3)   Computed in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional $200,000,000 of deferred compensation obligations in accordance with the terms and conditions of the Target Corporation DDCP (2013 Plan Statement) (previously titled the “Target Corporation Director Deferred Compensation Plan”), the Target Corporation EDCP (2017 Plan Statement) (previously titled the “Target Corporation Executive Deferred Compensation Plan”), and the Target Corporation Officer EDCP (2017 Plan Statement) (previously titled the “Target Corporation SMG Executive Deferred Compensation Plan”) (collectively, the “Plans”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission relating to the Plans (Registration Statement Nos. 333-30311, 333-75782, 333-112260 and 333-131082) are incorporated by reference herein.

PART II

INFORMATION REQUIRED BY GENERAL INSTRUCTION E OF FORM S-8 REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Target Corporation (the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, filed with the Commission on March 11, 2020, which incorporates by reference certain portions of the Registrant’s Definitive Proxy Statement for its 2020 Annual Meeting of Shareholders filed on April 27, 2020;

(2) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2020; and

(3) The Registrant’s Current Reports on Form 8-K filed on March 12, 2020,  March 31, 2020, April 2, 2020, April 16, 2020 and June 11, 2020.

All reports and other documents filed by Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate any information from Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or any exhibits to the extent furnished in connection with such items.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

(4)A	Target Corporation DDCP (2013 Plan Statement) (as amended and restated effective December 1, 2013)(1)

(4)B	Target Corporation Officer EDCP (2017 Plan Statement) (as amended and restated effective May 1, 2017)(2)

(4)C	Target Corporation EDCP (2017 Plan Statement) (as amended and restated effective May 1, 2017)

(5)	Opinion of Faegre Drinker Biddle & Reath LLP

(23)A	Consent of Faegre Drinker Biddle & Reath LLP (included as part of Exhibit (5))

(23)B	Consent of Independent Registered Public Accounting Firm

(24)	Powers of Attorney

(1) Incorporated by reference to Exhibit (10)I to the Registrant’s Annual Report on Form 10-K for the year ended February 1, 2014.

(2) Incorporated by reference to Exhibit (10)I to the Registrant’s Annual Report on Form 10-K for the year ended January 28, 2017.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 12th day of June, 2020.

TARGET CORPORATION

By	/s/ Michael J. Fiddelke
Michael J. Fiddelke
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 12th day of June, 2020 by the following persons in the capacities indicated:

/s/ Brian C. Cornell	Chairman of the Board and Chief Executive
Brian C. Cornell	Officer

/s/ Michael J. Fiddelke	Executive Vice President and Chief Financial Officer
Michael J. Fiddelke

/s/ Robert M. Harrison	Senior Vice President, Chief Accounting Officer
Robert M. Harrison	and Controller

Douglas M. Baker, Jr.	)
George S. Barrett	)
Calvin Darden	)
Robert L. Edwards	)
Melanie L. Healey	)	Directors*
Donald R. Knauss	)
Monica C. Lozano	)
Mary E. Minnick	)
Kenneth L. Salazar	)
Dmitri L. Stockton	)

* Michael J. Fiddelke, by signing his name hereto on the 12th day of June, 2020, does hereby sign this document pursuant to powers of attorney duly executed by the Directors named, filed with the Securities and Exchange Commission on behalf of such Directors, all in the capacities and on the date stated, such persons being all of the Directors of the registrant.

/s/ Michael J. Fiddelke
Michael J. Fiddelke Attorney-in-fact